NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS RECORD 2007 PRODUCTION OF 121.3 BCFE AND RECORD EARNINGS OF $263.0 MILLION

HOUSTON, Texas - February 19, 2008 - Ultra Petroleum Corp. (NYSE: UPL) today reported record financial and operating results for both the fourth quarter and full-year 2007.

Ultra Petroleum’s total natural gas and crude oil production for the year ended December 31, 2007, increased 32 percent to a record high of 121.3 billion cubic feet equivalent (Bcfe) compared to 91.6 Bcfe in 2006. Both periods include production from China until the sale of Sino-American Energy. Production for 2007 is comprised of 109.2 billion cubic feet (Bcf) of domestic natural gas, 870.1 thousand barrels (Mbls) of domestic crude oil, and 1,153.3 Mbls of crude oil from China operations. Including the effects of hedging, realized domestic natural gas prices for 2007 were $4.66 per thousand cubic feet (Mcf) as compared to $6.00 per Mcf in 2006. Domestic condensate prices realized were $66.08 per barrel (Bbl) as compared to $64.52 per Bbl in 2006. China crude oil prices realized in 2007 were $56.21 per Bbl as compared to $52.40 per Bbl in 2006.

Earnings for the year-ended December 31, 2007, increased 14 percent to a record $263.0 million, or $1.66 per diluted share, as compared to $231.2 million or $1.43 per diluted share for the same period in 2006. Total operating cash flow(1), including discontinued Sino-American operations, increased to an all time high of $453.3 million for the year-ended December 31, 2007, versus $431.9 million for the same period in 2006.

“In 2007, Ultra Petroleum achieved record production, record earnings, and record cash flow while receiving a $4.66 per Mcf realized natural gas price - a 22 percent decline from 2006’s realized natural gas price. Our all-in costs of $2.61 per Mcfe are the lowest in the industry. Even with the low natural gas prices we continue to deliver sector leading returns with a 32 percent net income margin from continuing operations and a return on capital of 27 percent,” commented Michael D. Watford, Chairman, President and Chief Executive Officer. “Our committed team remains focused on delivering superior financial performance while remaining true to our strategy of investing in profitable growth,” Watford added.

Total consolidated production in the fourth quarter of 2007 increased 18 percent to 33.6 Bcfe which compares to 28.4 Bcfe, including discontinued operations from China, in the fourth quarter of 2006. The fourth quarter 2007 period does not include China production. Production for the fourth quarter 2007 is comprised of 32.0 Bcf of domestic natural gas and 255.3 MBbls of domestic condensate. Domestic natural gas prices realized for the fourth quarter of 2007, including the effects of hedging, were $4.42 per Mcf, a decrease from $5.62 for the same period in 2006. Domestic condensate prices were $79.84 per Bbl compared to $57.06 per Bbl in the fourth quarter of 2006.

Earnings for the fourth quarter ended December 31, 2007 increased 82 percent to $110.0 million, or $0.70 per diluted share, as compared to $60.6 million, or $0.38 per diluted share for the same period in 2006. Total consolidated operating cash flow(1), was $120.4 million for the fourth quarter 2007, versus $118.1 million for the same period in 2006.

Operational Highlights

For the year-ended December 31, 2007, Ultra drilled 212 gross (105.01 net) wells. In Pinedale, the company averaged 35 days per well spud to total depth (TD) as compared to its 61 days per well average for 2006. This is a 43 percent improvement over 2006. During the fourth quarter of 2007, Ultra achieved a new record in drilling time in the Pinedale Field. Ultra drilled the Warbonnet 4D1-9 well from spud to a TD of 13,175 feet in 17.5 days, surpassing the previous record of 18.6 days. Encompassing all of the company’s Pinedale operations in 2007, 75 percent of the wells were drilled spud to TD in 40 days or less. Prior to 2007, the record time was 41 days spud to TD. These improvements in drilling times have been achieved largely due to the use of Oil Based Mud (OBM), the implementation of new drill bit technology, and upgrades in the rig fleet.

During the fourth quarter of 2007, Ultra brought on-line 49 gross (23.00 net) new producing wells in Wyoming. Since the first of the year, 193 gross (89.90 net) new producing wells were placed on production. This compares to 124 gross (57.23 net) for 2006.

In 2007, the average 24-hour delivery rate of the new Pinedale wells was 8.8 million cubic feet of gas (Mmcfg) per day with a maximum of 20.8 Mmcfg per day. The maximum was achieved on the Ultra operated Mesa 3B-34D. The average of the Ultra operated wells was 9.6 Mmcfg per day while the average of the Ultra interest non-operated wells was 8.2 Mmcfg per day.

At the end of 2007, in the Pinedale Field, Ultra had 11 operated rigs drilling while its partners were running an additional 12 rigs on Ultra interest lands. Five of the 11 Ultra rigs are skid capable at year-end. There were 4 gross (3.02 net) wells being completed and 19 gross (9.48 net) wells waiting on completion at the end of 2007.

The company’s ongoing delineation program is in full swing with five rigs now drilling wells as part of this project. At the present time, there are over 100 identified quarter sections (160 acres) for delineation drilling in and around the Pinedale Field. Current plans call for continuing the delineation drilling effort for at least the next five years in ongoing efforts to fully define the ultimate potential of this gigantic asset. Thirteen of the planned seventeen delineation wells for 2007 have sufficient production history to be able to estimate reserves. For these 13 wells, reserves averaged 31 percent better than the year-end 2006 reserve estimates by Netherland Sewell and Associates (NSAI). These results are expanding the resource size and our early 2008 delineation results are continuing to show significant success.

Included in the delineation wells, the Boulder 9B1-19 on the east side of the Boulder area came on with a 24-hour flow rate of 11.6 Mmcfg per day and has been given an 8.6 Bcfe Estimated Ultimate Recovery (EUR) by NSAI at year-end 2007. Further to the south, the Boulder 10D-32 came on at a flow rate of 11.9 Mmcfg per day and received a 6.8 Bcfe year-end 2007 EUR from NSAI. The combination of these wells on the east side of Pinedale expands Ultra’s reserve mapping and removes the area previously known as the “Boulder Gap”. An additional delineation well on the west side of the Field, the Riverside 10C1-25, came on with a 24 hour flow rate of 9.8 Mmcfg per day, expanding the western edge of the Field.

In 2007, Ultra initiated a program to evaluate the effectiveness of completing the “non-sand” section of the Pinedale Field. To date, nineteen wells have been completed with additional “non-sand” stages, and production logs have been run on twelve of these wells. These production logs indicate that the flow rates from the 63 additional frac stages pumped in this test have averaged over 100 Mcf of gas per day per stage. On eight of the twelve, the company has run a second production log. These logs confirm that the “non-sand” stages are performing similarly to typical Lance sand intervals. Should this production performance continue like the typical Lance completion, these zones would appear to add materially to the overall reserves and production at only the additional cost of the extra frac jobs. It is still early in the process and additional testing will be needed to prove the potential value that can be added from this work. However, early results are very encouraging.

Ultra continues to move ahead at the Mesa 10D-33 deep exploration well. The top of the Blair was encountered at 16,204 feet. It appears this section contains a significant thickness of potential pay-sand and has better porosity than encountered at the Stewart Point 15-29 deep exploration well. The well is currently at 17,878 feet in the Blair with an expected TD of 19,500 feet by early March 2008.

The Revised Draft Supplemental Environmental Impact Study (SEIS) was issued by the Bureau of Land Management (BLM) in late December 2007 followed by a public comment period. The public comment period closed February 11, 2008. It is anticipated that the BLM will issue the Record of Decision mid-year 2008. With this, Ultra Petroleum gains access year-round to the Pinedale Field for drilling and completion activities.

“The opportunity to drill and complete wells year-round on additional acreage in Pinedale that is currently off-limits in the winter would significantly increase our ability to accelerate development. All of this would be accomplished while ensuring preservation of significant undisturbed wildlife habitat in the area,” commented Watford.

Rockies Express Pipeline Update

The Rockies Express Pipeline (REX) commenced interim service in mid-January 2008, for deliveries from Opal, Wyoming to the ANR delivery point in Kansas. It is expected that in the next few weeks, REX will become fully operational from Opal to the Panhandle Eastern Pipeline interconnect in Audrian County, Missouri. REX is significant to Ultra, an anchor shipper, because it is the first time in the company’s history that it is delivering significant portions of its natural gas east of the Rocky Mountains. In 2009, REX will move gas from the midwest into the northeast. Since the pipeline became operational, the significant increase in take-away capacity from the Rockies has permitted Ultra to benefit from increasing Wyoming natural gas prices.

Share Repurchase

During the year-ended December 31, 2007, Ultra Petroleum repurchased 1,696,492 shares of its common stock for an aggregate $96.3 million at a weighted average price of $56.76 per share. Since the program’s inception in May 2006, the company has repurchased 5.7 million shares of its common stock for an aggregate $294.5 million at a weighted average price of $51.73 per share. Total shares outstanding for the company as of December 31, 2007 were 152,003,671.

Hedging

As of today, Ultra Petroleum has the following open commodity derivative contracts in place to manage price risk on a portion of its natural gas production whereby the company receives the fixed price and pays the variable monthly index price. All prices are Northwest Pipeline Rockies basis.

Type	Remaining Contract Period	Volume - mmbtu/day	Average Price per Mcf/mmbtu
Swap	Apr 2008 - Oct 2008	120,000	$7.23 Mcf/$6.76 mmbtu
Swap	Jan 2009 - Dec 2009	30,000	$7.86 Mcf/$7.35 mmbtu

In addition to derivative contracts, Ultra Petroleum also utilizes fixed price forward physical delivery contracts at southwest Wyoming delivery points to hedge its commodity price exposure. As of today, the company has the following fixed price physical delivery contracts in place on behalf of its interest and those of other parties. In November 2007, the Minerals Management Service commenced a Royalty-in-Kind program which had the effect of increasing the company’s average net interest in its physical gas sales from 80 percent to approximately 91 percent.

Type	Remaining Contract Period	Volume - mmbtu/day	Average Price per Mcf/mmbtu
Forward Sale	Calendar 2008	100,000	$7.31 Mcf/$6.83 mmbtu
Forward Sale	Summer 2008	20,000	$7.36 Mcf/$6.88 mmbtu
Forward Sale	Calendar 2009	10,000	$8.04 Mcf/$7.51 mmbtu
Forward Sale	Summer 2009	70,000	$7.25 Mcf/$6.78 mmbtu

In summary, the total net volume hedged for 2008 currently is 64.25 Bcfe at an average price of $7.08 per Mcf and in 2009, the total net volume hedged currently is 28.6 Bcfe at an average price of $7.83 per Mcf.

Other Highlights during the Year

On September 27, 2007, the company announced the execution of a stock purchase agreement for the sale of Sino-American Energy Corporation which represents all of Ultra’s interest in Bohai Bay, China for $223.0 million. Proved reserves at year-end 2006 for Sino-American, as measured by Ryder Scott Company, were approximately 4.0 MMBbls which represented 1 percent of Ultra’s total booked proved reserves at December 31, 2006. Despite having owned Sino-American since 2001, under generally accepted accounting principles (“GAAP”), its operations have been reclassified as “Discontinued Operations” for 2007 and prior years. As a result, production, revenues and expenses associated with Sino-American have been removed from continuing operations and reclassified to discontinued operations. The sale closed on October 22, 2007, with an effective date of June 30, 2007. The purchaser of Sino-American Energy Corporation is SPC E&P (China) Pte Ltd, a wholly-owned subsidiary of Singapore Petroleum Company Limited.

“We are pleased with the value received for the non-core asset. We are now turning our full attention to Ultra’s legacy asset, the Pinedale Field, one of the nation’s largest natural gas fields,” commented Watford.

Conference Call Webcast Scheduled for February 20, 2008

Ultra Petroleum’s fourth quarter and full year 2007 conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 a.m. Central Standard Time) Wednesday, February 20, 2008. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through May 4, 2008.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$000's

	For the Twelve Months Ended		For the Quarter Ended
	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
Volumes
Oil liquids (Bbls) - Domestic	870,123	594,128	255,332	181,655
Natural Gas (Mcf) - Domestic	109,177,569	78,395,453	32,033,401	24,938,267
MCFE from continuing operations	114,398,307	81,960,221	33,565,393	26,028,197

Oil crude (Bbls) - China - discontinued operations	1,153,293	1,603,360	-	396,430
MCFE - Total	121,318,065	91,580,381	33,565,393	28,406,777

Revenues
Oil sales	$57,498	$38,335	$20,387	$10,364
Natural Gas sales	509,140	470,324	141,588	140,122
Total Revenues	566,638	508,659	161,975	150,486

Expenses
Production Costs	23,969	15,067	7,294	4,850
Severance/Production Taxes	63,480	57,899	18,314	16,676
Gathering Fees	27,922	19,722	7,782	6,099
Total Lease Operating Costs	115,371	92,688	33,390	27,625

DD&A	135,470	79,675	41,385	29,487
General and administrative	13,261	14,885	3,152	2,793
Total Expenses	264,102	187,248	77,927	59,905
Interest and other income	1,087	1,941	248	314
Interest and debt expense	17,760	3,909	5,288	2,726

Net income before income taxes	285,863	319,443	79,008	88,169

Income tax provision	105,621	122,741	31,916	30,877

Net income from continuing operations	$180,242	$196,702	$47,092	$57,292
Discontinued operations, net of tax	$82,794	$34,493	$62,885	$3,278
Net Income	263,036	231,195	109,977	60,571

Operating Cash Flow from Continuing Operations (1)	$420,241	$384,235	$120,881	$110,706
Operating Cash Flow from Discontinued Operations (1)	33,091	47,695	(498)	7,442
Operating Cash Flows (1)	453,332	431,930	120,383	118,148
(1) (see non-GAAP reconciliation)

Proceeds from Sale of Discontinued Operations, net of transaction costs	208,032	-	208,032	-

Weighted Average Shares - Basic	151,762	153,879	151,575	151,764
Weighted Average Shares - Diluted	158,616	161,615	158,090	159,245

Basic earnings per share:
Income from continuing operations, net of taxes	$1.19	$1.28	$0.31	$0.38
Income from discontinued operations:
Operating earnings, net of taxes	$0.13	$0.22	$0.00	$0.02
Gain on sale of subsidiary, net of taxes	$0.41	$0.00	$0.42	$0.00
Net Income	$1.73	$1.50	$0.73	$0.40

Fully Diluted earnings per share:
Income from continuing operations	$1.14	$1.22	$0.30	$0.36
Income from discontinued operations:
Operating earnings, net of taxes	$0.12	$0.21	$0.00	$0.02
Gain on sale of subsidiary, net of taxes	$0.40	$0.00	$0.40	$0.00
Net Income	$1.66	$1.43	$0.70	$0.38

Realized Prices
Oil liquids (Bbls) - Domestic	$66.08	$64.52	$79.84	$57.06
Oil crude (Bbls) - China	$56.21	$52.40	$0.00	$39.53
Natural Gas (Mcf)	$4.66	$6.00	$4.42	$5.62

Costs Per MCFE - Total Consolidated
Lease Operating Costs	$1.11	$1.20	$1.02	$1.10
DD&A	$1.24	$1.02	$1.23	$1.21
General and administrative - total	$0.11	$0.16	$0.08	$0.10
Interest and debt expense	$0.15	$0.04	$0.16	$0.10
	$2.61	$2.43	$2.49	$2.50

Segment Costs Per MCFE
United States
Production Costs	$0.21	$0.18	$0.22	$0.19
Severance/Production Taxes	$0.55	$0.71	$0.55	$0.64
Gathering Fees	$0.24	$0.24	$0.23	$0.23
DD&A	$1.18	$0.97	$1.23	$1.13
	$2.19	$2.10	$2.23	$2.19
China
Production Costs	$1.65	$0.93	$0.00	$0.89
Severance/Production Taxes	$1.17	$0.87	$0.00	$0.59
DD&A	$2.16	$1.44	$0.00	$2.01
	$4.99	$3.24	$0.00	$3.48

Note: Amounts on a per MCFE basis may not total due to rounding.

Margins - Continuing operations
Pre-tax income	50%	63%	49%	59%
Net Income	32%	39%	29%	38%

Margins - Both
Pre-tax income	65%	63%	109%	58%
Net Income	42%	39%	68%	36%

Operating segment margins
United States	80%	82%	79%	82%
China	70%	79%	0%	78%

Note: Certain prior period amounts have been reclassified to conform with current period presentation.

DISCONTINUED OPERATIONS

The Company has accounted for its Sino-American Operations as discontinued operations and has reclassified prior period financial statements to exclude these businesses from continuing operations. A summary of information related to the Company's discontinued operations is as follows:

	For the Twelve Months Ended		For the Quarter Ended
	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06

Operating revenues	64,822	84,008	-	15,672
Lease operating expenses	11,419	8,922	838	2,105
Severance taxes	8,113	8,398	-	1,398
Depletion, depreciation and amortization expenses	14,981	13,822	-	4,783
General and administrative expenses	98	50	(419)	1

Operating earnings before income tax provision	30,211	52,815	(419)	7,385

Income tax provision, discontinued operations	10,455	18,321	(266)	4,106

Operating earnings - discontinued operations	19,756	34,493	(153)	3,278

Gain on sale of subsidiary, net of income tax provision	63,038	-	63,038	-

Net income, discontinued operations	82,794	34,493	62,885	3,278

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash Items and Working Capital
(unaudited)
All amounts expressed in US$000's

Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

TOTAL CONSOLIDATED

	For the Twelve Months Ended		For the Quarter Ended
	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
Net cash provided by operating activities from operations	$429,625	$436,151	$71,423	$106,844
Excess tax benefit from stock based compensation	$36,692	$10,503	$23,130	$987
Other	$(177)	$-	$(84)	$-
Accounts payable and accrued liabilities	$(65,560)	$(25,965)	$(29,157)	$5,618
Prepaid expenses and other current assets	$803	$(658)	$(338)	$(636)
Accounts receivable	$41,844	$12,149	$41,725	$1,979
Restricted cash	$1,923	$453	$441	$451
Other long-term obligations	$1,840	$(2,156)	$8,957	$3,099
Taxation payable	$2,150	$(2,207)	$-	$(5,772)
Net changes in non-cash items and working capital -discontinued operations	$4,192	$3,660	$4,286	$5,578

Cash flow from operations before changes in non-cash items and working capital	$453,332	$431,930	$120,383	$118,148

CONTINUING OPERATIONS

	For the Twelve Months Ended		For the Quarter Ended
	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
Net cash provided by operating activities from operations	$400,726	$392,116	$76,207	$104,980
Excess tax benefit from stock based compensation	$36,692	$10,503	$23,130	$987
Other	$(177)	$-	$(84)	$-
Accounts payable and accrued liabilities	$(65,560)	$(25,965)	$(29,157)	$5,618
Prepaid expenses and other current assets	$803	$(658)	$(338)	$(636)
Accounts receivable	$41,844	$12,149	$41,725	$1,979
Restricted cash	$1,923	$453	$441	$451
Other long-term obligations	$1,840	$(2,156)	$8,957	$3,099
Taxation payable	$2,150	$(2,207)	$-	$(5,772)

Cash flow from operations before changes in non-cash items and working capital	$420,241	$384,235	$120,881	$110,706

These statements are unaudited and subject to adjustment.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,313,738 shares outstanding on January 31, 2008.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact. Although the company believes that these expectations are obtainable based on reasonable assumptions, it can give no assurance that such assumptions will prove to be correct. Important factors that may cause actual results to differ from these forward-looking statements, include, but are not limited to, increased competition; the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming; the timing and extent of its success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in the company’s SEC filings, particularly in its Annual Report on Form 10-K available from Ultra Petroleum Corp. at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

“Completion of 2007 Audit.” It should be noted that the company’s independent accountants’ audit will not be completed, and the related audit opinion with respect to the year-end financial statements will not be dated, until the company completes the final 10-K report and evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment. The company expects to report full audited financial results and file a Form 10-K with the SEC by March 1, 2008.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com